Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-105397, 333-105398, and 333-65332 on Form S-8 of Georgia Gulf Corporation of our report dated June 24, 2011, relating to the 2010 statement of net assets available for benefits ,  the 2010  statement of changes in net assets available for benefits and the effects of the adjustments to retrospectively apply the change in accounting discussed in Notes 2 and 8 to the 2009 financial statements, which report expresses an unqualified opinion, appearing in this Annual Report on Form 11-K of Georgia Gulf Corporation 401(k) Retirement Savings Plan for the year ended December 31, 2010.

/s/ Babush, Neiman, Kornman & Johnson, LLP

Atlanta, GA
June 24, 2011